COLLATERAL ASSIGNMENT OF
LEASEHOLD INTERESTS

COLLATERAL ASSIGNMENT OF LEASEHOLD INTERESTS, made this 30th day of August, 2002, by GREEN MOUNTAIN COFFEE ROASTERS, INC., a Vermont corporation having its chief executive offices at 33 Coffee Lane, Waterbury, Vermont 05676 (the "Assignor"), to FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America with an address of Mail Stop NH DE 01102A, 1155 Elm Street, Manchester, New Hampshire 03101, for itself, as Lender, and as Agent for Lenders pursuant to a Credit Agreement (defined below) (the "Assignee").

WITNESSETH:

1. Assignment of Leasehold Interests. For value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby grants, transfers and assigns to the Assignee, its successors and assigns, all right, title and interest of the Assignor, as Lessee, in and to those certain leases described on Schedule A hereto, together with the leasehold estate created thereby and any modifications, extensions or renewals thereof, and all benefits accruing to the Assignor thereunder, including any purchase options thereunder (said leases, together with the leasehold estate created thereby, and all such modifications, extensions, renewals and benefits being hereinafter referred to collectively as the "Leases"). The within assignment is for the purpose of securing payment and performance of all debts, liabilities and obligations of the Assignor to the Assignee of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (all hereinafter referred to collectively as the "Obligations") pursuant to the Credit Agreement dated as of August 30, 2002, by and between the Assignor, it subsidiary, Green Mountain Coffee Roasters Franchising Corporation (the "Subsidiary"), the Assignee, and the Lenders that become a party thereto from time to time (as the same may be amended from time to time hereafter, the "Credit Agreement"). Terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Assignee, by acceptance hereof, agrees:

a. Not to take any action to assert its rights to possession of the premises demised under the Leases (the "Premises") unless and until there shall exist or occur an Event of Default (as defined in the Credit Agreement)..

b. Upon payment and performance in full of all Obligations, this Assignment shall be void and of no effect. However, the affidavit, certificate, or other written statement of any officer of the Assignee indicating that any of the Obligations remain unpaid or unperformed shall be and constitute conclusive evidence of the continuing validity and effectiveness of this Assignment, and any person may, and is hereby authorized to, rely thereon.

2. Warranties of the Assignor. The Assignor warrants that:

a. Except for a Collateral Assignment of Leasehold Interests dated October 22, 1992 to Fleet Bank - NH and a Collateral Assignment of Leasehold Interest dated August 11, 1993 to Fleet Bank - NH, the Assignor has not executed any prior assignment of any of its rights under the Leases or encumbered its leasehold interest in the Leases in any manner whatsoever.

b. The Assignor has not done anything which might prevent the Assignee from, or limit the Assignee in, operating under any of the provisions hereof or of the Leases.

c. There is no default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default, by the Assignor under the Leases.

d. The Leases is in full force and effect and has not been modified in any respect, except as described in paragraph 1 above.

e. The Assignor has delivered to the Assignee a true, accurate, and complete copy of the Leases.

f. The Assignor has the right to assign said Leases to the Assignee hereunder and all necessary consents to assignment, if any, have been obtained, except for the landlord's consents which Assignor will exercise its best efforts to obtain.

g. The Assignor has the right, power, legal capacity, and authority to enter into and perform its obligations under this Assignment, and no approval, consent, order or authorization of or registration or filing with any governmental authority or any other person or entity is necessary or required in connection with this Assignment, and this Assignment will not result in the breach of any document to which the Assignor is a party or any decree or order to which the Assignor is subject, except for the landlord's consents referenced in subparagraph 2.f. above.

3. Agreements of the Assignor. The Assignor agrees that:

a. The Assignee may, in its sole discretion and at the expense of the Assignor, record or cause to be recorded this Assignment.

b. The Assignor will, at its sole cost and expense, observe, fulfill and perform on a timely basis each and every condition and covenant of the Leases by the Assignor to be observed, fulfilled or performed, including the payment of all rents accruing at the time they shall become due; give prompt notices to the Assignee of any notice received by the Assignor of default by the Assignor under the Leases, together with a complete copy of any such notice; not modify, extend or in any way alter the terms of the Leases other than in the ordinary course of business; not terminate the term of the Leases or accept a surrender thereof unless required to do so by the terms of the Leases; not waive, or release the lessor from, any obligations or conditions to be performed by the lessor under the Leases; not sublease any portion of the premises demised under the Leases or assign the Leases or encumber or transfer Assignor's interest in the Leases in any manner whatsoever.

4. Terms and Conditions.

a. The Assignor grants to the Assignee the right, upon or at any time or times after the occurrence or existence of a default by the Assignor under any of the Leases, to cure any such default(s) if the Assignee so elects.

b. At the Assignor's sole cost and expense, the Assignor will appear in and defend any action growing out of or in any manner connected with the Leases or the obligations or liabilities of the lessor, the Assignor or any guarantor thereunder.

c. Should the Assignor fail to do any act as herein provided, then, upon written notice, the Assignee may, but without obligation to do so, make or do the same, including specifically, without limitation, appearing in and defending any action purporting to affect the security hereof or the rights or powers of the Assignee and performing any obligation of the Assignor contained in the Leases, and in exercising any such powers paying necessary court costs, reasonable attorneys' fees, and expenses; and the Assignor will pay immediately upon demand all sums expended by the Assignee under the authority hereof, together with interest thereon at the highest rate from time to time applicable under the Notes, and the same shall be included as Obligations and shall be secured hereby and by any and all other collateral at any time given by the Assignor to the Assignee to secure the Obligations.

d. After the occurrence of an Event of Default, the Assignee, at its option, without notice, and without regard to the adequacy of security for the Obligations, either in person or by agent, with or without bringing any action or proceeding, the Assignee shall have the option to take possession of the Premises, and to hold the same as lessee under the Leases; and, with or without taking physical possession of the Premises: (i) to collect income and profits from operation of the Premises and to apply such income and profits, in such priority as Assignee in its sole discretion may determine, to payment of all expenses of operating, managing and maintaining the Premises, specifically including rent and additional rent under the Leases, and then to payment of the principal, interest and other indebtedness due to the Assignee, together with costs and attorneys' fees; (ii) to execute all options to extend the Leases; (iii) to further assign the rights of the lessee under the Leases, without any right of redemption by the Assignor; and (iv) in general, do any acts which the Assignee deems proper to protect the security hereof or which the lessee under the Leases shall have the right to do; provided, however, that the Assignee must assume the Assignor's obligations on a prospective basis under the Leases if the Assignee assumes the Assignor's rights under the Leases; provided, further, that such assumption shall not relieve the Assignor of its obligations under the Leases, and the Assignor shall remain primarily liable for such obligations.

e. The Assignee shall not be obligated to perform or discharge any obligation under the Leases or by reason of this Assignment and the Assignor hereby agrees to indemnify and hold harmless the Assignee from and against any and all liability, loss, damage, cost, or expense which the Assignee may or might incur under the Leases or under or by reason of this Assignment, and from and against any and all claims and demands whatsoever which may be asserted against the Assignee by reason of any alleged obligations or undertaking on its part to perform or discharge any of the terms of the Leases, excepting only those actions actually taken by Assignee under this Assignment. Without limitation of the foregoing, it is further understood that this Assignment shall not at any time operate to place responsibility upon the Assignee for the control, care, management or repair of the Premises, nor for the carrying out of any of the provisions of the Leases, nor shall it operate to make the Assignee responsible or liable for any waste committed on the Premises by the Assignor or any other parties, or for any dangerous or defective condition of said Premises, or for any negligence in the management, upkeep, repair or control of the Premises resulting in loss or injury or death to any person, excepting only those actions actually taken by Assignee under this Assignment. Should the Assignee incur any such liability, loss or damage under the Leases or under or by reason of this Assignment, or in defense against any such claims or demands, the amount thereof, including costs, expenses, and attorneys' fees, together with interest thereon at the highest rate from time to time applicable under the Notes, shall be included as Obligations and shall be secured hereby and by any and all collateral at any time given by the Assignor to the Assignee to secure the Obligations, and the Assignor shall reimburse the Assignee therefor immediately upon demand.

5. Miscellaneous.

a. The rights of the Assignee hereunder shall not be affected by any extensions, renewals, indulgences, settlements, or compromises respecting any Obligations; by the release of any party primarily or secondarily liable respecting any Obligations; or by the taking or release by the Assignee of any security for any Obligations or for the performance by any party primarily or secondarily liable respecting any Obligations.

b. No delay or omission on the part of the Assignee in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

c. All the Assignee's rights and remedies, whether evidenced hereby or by any other agreement or instrument, or whether otherwise available, shall be cumulative.

d. Any demand or notice which any party may be required to or may elect to give shall be given as provided in the Credit Agreement.

e. All rights of the Assignee hereunder shall inure to the benefit of the successors and assigns of the Assignee, and this Assignment shall bind the Assignor's successors and assigns.

f. If any provision hereof shall be invalid or unenforceable in any respect, the remaining provisions hereof shall remain in full force and effect and shall be enforceable to the maximum extent permitted by law.

g. No consent, approval, or waiver shall be binding on the Assignee unless in writing.

h. This Assignment and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of the State of New Hampshire and shall be construed liberally in favor of the Assignee.

WITNESS the execution hereof, as a sealed instrument, on this the 30th day of August, 2002.

                                                                                GREEN MOUNTAIN COFFEE ROASTERS, INC

/s/ H. Kenneth Merritt, Jr.                                             By: /s/ William G. Hogan

Witness                                                                     William G. Hogan, Vice President
                                                                                  Duly Authorized Officer

                                                                                FLEET NATIONAL BANK

/s/ Tomas P. Manson_________________             By:/s/ Kenneth R. Sheldon __________

Witness                                                                    Kenneth R. Sheldon
                                                                                Vice President
                                                                                Duly Authorized Officer

STATE OF NEW HAMPSHIRE

COUNTY OF HILLSBOROUGH, SS.

On this the 30th day of August, 2002, before me, the undersigned notary or justice, personally appeared William G. Hogan, who acknowledged himself to be a Vice President of Green Mountain Coffee Roasters, Inc., a corporation, and that he, as such authorized officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such authorized officer.

Thomas P. Manson
Justice of the Peace/Notary Public

STATE OF NEW HAMPSHIRE

COUNTY OF HILLSBOROUGH, SS.

On this the 30th day of August, 2002, before me, the undersigned notary or justice, personally appeared Kenneth R. Sheldon, who acknowledged himself to be a Vice President of Fleet National Bank, a national banking association, and that he, as such authorized officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such authorized officer.

Thomas P. Manson
Justice of the Peace/Notary Public

SCHEDULE A

DESCRIPTION OF LEASES

  Property leased by the Borrowers as tenants:

Type	Location	Approximate Square Feet
Warehouse/ Distribution/ Service Space	Woburn, MA Southington, CT Demeritt Place, Waterbury, VT* Waterbury, VT* Waterbury, VT (Factory Outlet)* Biddeford, ME Latham, NY Lakeland, FL	10,580 11,200 12,000 3,000 1,100 10,000 7,500 7,200
Administrative Offices	Coffee Lane, Waterbury, VT* Demeritt Place, Waterbury, VT* Main Street, Waterbury, VT* Pilgrim Park II, Waterbury, VT* Pilgrim Park II, Waterbury, VT*	4,000 10,000 8,680 3,000 8,000
Company-Owned Retail Stores (Discontinued Operations)	Latham, NY (1) Portland, ME(1) So. Portland, ME(1)	2,300 2,300 1,270